Nelnet Reports Fourth Quarter 2014 Results

•	GAAP net income $1.59 per share, $1.60 per share excluding adjustments

•	Servicing $133.6 billion student loans for 5.9 million borrowers under government contract

•	30 percent increase in payment processing revenue driven by RenWeb acquisition

•	Purchased $6.1 billion of loans during 2014

LINCOLN, Neb., February 26, 2015-Nelnet (NYSE: NNI) today reported GAAP net income of $73.6 million, or $1.59 per share, for the fourth quarter of 2014, compared with GAAP net income of $70.5 million, or $1.52 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $74.3 million, or $1.60 per share, for the fourth quarter of 2014, compared with $70.1 million, or $1.51 per share, for the same period in 2013. The company reported an expense from derivative market value and foreign currency adjustments of $0.7 million after tax, or $0.01 per share, for the fourth quarter of 2014, compared with income of $0.5 million after tax, or $0.01 per share, for the fourth quarter of 2013.

"We achieved record earnings in 2014 and are positioned well for success this year,” said Jeff Noordhoek, chief executive officer of Nelnet.  "Our focus continues to be on enhancing our customer experiences, growing in and around our servicing and payment processing businesses, and deploying capital effectively. In 2015, we expect to be able to make investments in diversification and private education loan partnerships, as well as continuing to find federal student loan portfolios to acquire.”

Nelnet operates three primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing and Tuition Payment Processing and Campus Commerce operating segments.

The increase in earnings for the fourth quarter of 2014 compared with the same period in 2013 was due to an increase in net interest income earned from the company’s student loan portfolio and an increase in income from repurchases of the company's debt. This increase was partially offset by the expected decrease in net income from the company’s Student Loan and Guaranty Servicing operating segment and a decrease in income from gains on investments and investment advisory fees.

Asset Generation and Management

Historically low interest rates continue to provide the opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the fourth quarter of 2014, Nelnet reported net interest income of $112.5 million, compared with $108.7 million for the same period a year ago.  Net interest income included $49.2 million and $38.8 million of fixed rate floor income, net of settlements on derivatives, in the fourth quarters of 2014 and 2013, respectively.

In 2014, Nelnet purchased $6.1 billion of student loans, bringing its total student loan portfolio to $28.0 billion as of December 31, 2014.

The company intends to use its strong liquidity position to capitalize on market opportunities to acquire additional legacy Federal Family Education Loan Program (FFELP) and private education loans.

On January 29, 2015, the company acquired a $582.8 million portfolio of FFELP loans. In addition, Nelnet has entered into agreements to purchase private education loans originated from certain forward-flow loan partners.

Student Loan and Guaranty Servicing

Under the company's servicing contract with the U.S. Department of Education (Department), the volume of student loans serviced and the number of borrowers serviced increased 21 percent and 11 percent, respectively, as of December 31, 2014, when compared with the end of 2013. The company was servicing $133.6 billion of loans for 5.9 million borrowers on behalf of the Department as of December 31, 2014, compared with $110.5 billion of loans for 5.3 million borrowers as of December 31, 2013. Revenue from this contract increased 12 percent to $32.3 million for the fourth quarter of 2014, up from $28.9 million for the same period a year ago.

The growth in government servicing revenue partially offset the continued expected run off of the company’s commercial servicing portfolio and the impact of federal legislative changes that reduced the revenue earned by guaranty agencies for collections. As a result of these changes and run-off, total revenue from the company's Student Loan and Guaranty Servicing segment decreased 10 percent, or $6.6 million, to $56.5 million for the fourth quarter of 2014, from $63.2 million for the fourth quarter of 2013. As the volume of loans serviced under the Department servicing contract continues to grow and loans serviced under the legacy commercial programs continue to run off, the company expects the operating margins to tighten.

Tuition Payment Processing and Campus Commerce

For the fourth quarter of 2014, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $24.7 million, an increase of $5.7 million, or 30 percent, from the same period in 2013. The increase in revenue was the result of the acquisition of RenWeb in June 2014, in addition to growth in managed tuition payment plans, campus commerce transaction volume, and new school customers. Operating margin for this segment decreased in the fourth quarter of 2014, compared with the same period in 2013, due to lower margins on new services and the amortization of intangible assets from the acquisition of RenWeb. Amortization of intangible assets in this segment was $2.1 million and $0.8 million for the fourth quarters of 2014 and 2013, respectively.

Operating Expenses

The company reported consolidated operating expenses of $114.9 million for the fourth quarter of 2014, compared with $111.6 million for the same period in 2013.

Year End Results

GAAP net income for the year ended December 31, 2014 was $307.6 million, or $6.62 per share, compared with GAAP net income of $302.7 million or $6.50 per share, for 2013. Excluding derivative market value and foreign currency adjustments, net income in 2014 was $284.2 million, or $6.12 per share, compared with $272.5 million, or $5.85 per share, for 2013. The derivative market value and foreign currency adjustments were income of $23.4 million, or $0.50 per share, during 2014, compared with income of $30.1 million, or $0.65 per share, for 2013.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk, the use of derivatives to manage exposure to interest rate fluctuations, and the uncertain nature of expected benefits from recent FFELP loan purchases and initiatives to purchase additional FFELP and private education loans; the company's funding requirements to satisfy asset financing needs; risks related to the company's ability to maintain and increase volumes under the company’s loan servicing contract with the Department to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the recent reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December 31, 2014.  All forward-looking statements in this release are as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income:
Loan interest	$182,783	187,862	165,865	703,007	638,142
Investment interest	1,770	1,562	2,006	6,793	6,668
Total interest income	184,553	189,424	167,871	709,800	644,810
Interest expense:
Interest on bonds and notes payable	72,061	71,937	59,135	273,237	230,935
Net interest income	112,492	117,487	108,736	436,563	413,875
Less provision for loan losses	3,500	2,000	3,500	9,500	18,500
Net interest income after provision for loan losses	108,992	115,487	105,236	427,063	395,375
Other income (expense):
Loan and guaranty servicing revenue	56,538	52,659	63,167	240,414	243,428
Tuition payment processing, school information, and campus commerce revenue	24,688	26,399	18,988	98,156	80,682
Enrollment services revenue	17,791	22,936	21,735	82,883	98,078
Other income	12,906	7,650	15,981	54,002	46,298
Gain on sale of loans and debt repurchases, net	3,594	—	799	3,651	11,699
Derivative settlements, net	(4,566)	(4,834)	(6,407)	(21,843)	(29,636)
Derivative market value and foreign currency adjustments, net	(1,082)	29,037	752	37,703	48,593
Total other income	109,869	133,847	115,015	494,966	499,142
Operating expenses:
Salaries and benefits	60,609	61,098	52,120	228,079	196,169
Cost to provide enrollment services	11,343	14,178	13,864	53,307	64,961
Depreciation and amortization	5,644	5,493	5,274	21,134	18,311
Other	37,310	36,676	40,349	149,990	149,542
Total operating expenses	114,906	117,445	111,607	452,510	428,983
Income before income taxes	103,955	131,889	108,644	469,519	465,534
Income tax expense	30,036	46,513	37,556	160,238	161,193
Net income	73,919	85,376	71,088	309,281	304,341
Net income attributable to noncontrolling interest	308	157	568	1,671	1,669
Net income attributable to Nelnet, Inc.	$73,611	85,219	70,520	307,610	302,672
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.59	1.84	1.52	6.62	6.50
Weighted average common shares outstanding - basic and diluted	46,390,402	46,432,680	46,502,028	46,469,615	46,570,314

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2014	September 30, 2014	December 31, 2013
Assets:
Student loans receivable, net	$28,005,195	28,701,344	25,907,589
Cash, cash equivalents, and investments	279,604	222,359	255,307
Restricted cash and investments	968,928	940,343	902,699
Goodwill and intangible assets, net	168,782	169,076	123,250
Other assets	675,634	665,527	582,004
Total assets	$30,098,143	30,698,649	27,770,849
Liabilities:
Bonds and notes payable	$28,027,350	28,737,456	25,955,289
Other liabilities	345,115	303,636	371,570
Total liabilities	28,372,465	29,041,092	26,326,859
Equity:
Total Nelnet, Inc. shareholders' equity	1,725,448	1,657,289	1,443,662
Noncontrolling interest	230	268	328
Total equity	1,725,678	1,657,557	1,443,990
Total liabilities and equity	$30,098,143	30,698,649	27,770,849

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.